Exhibit 99.1

For more information:

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

ALPHATEC SPINE ANNOUNCES FIRST QUARTER 2009

REVENUE AND FINANCIAL RESULTS

- Revenue of $30.6 million; 7th consecutive quarter of record revenue;

Positive adjusted EBITDA of $1.4 million -

CARLSBAD, Calif., May 4, 2009 – Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announced today financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Highlights:

•

Record consolidated revenue of $30.6 million reported in the first quarter 2009 represents 32.0% growth over the first quarter 2008 and 7.6% sequential growth over revenues reported in the fourth quarter of 2008.

•	US revenue growth of 27.7% over prior year was approximately three times greater than US spine market growth

•	European revenue of $1.0 million reported in the first quarter 2009

•	Adjusted EBITDA reached $1.4 million in the first quarter 2009, reflecting strong operating leverage.

•

Raising 2009 revenue guidance to a range of $125 million to $128 million from previous guidance of $123 million to $125 million. Raising 2009 adjusted EBITDA guidance to a range of $12.5 million to $14.5 million from previous guidance of $12 million to $14 million. Re-affirming EPS guidance of EPS positive by the third quarter of 2009.

•

Continued investment to expand our Aging Spine and core product portfolio. Acquired proprietary technology to treat lumbar spinal stenosis, stand-alone interbody technology to treat degenerative conditions and distribution rights for a tissue-based invivo wound covering product.

•	Expanded fusion product portfolio:

•	Initial commercial launch of Universal Novel® Anterior Lumbar Interbody Fusion (ALIF) System

•	Full commercial release of OsseoFix+ Vertebroplasty System and the proprietary Vacuum Infusion Packaging (VIP) to be used with the AlphaGRAFT Profuse™ Demineralized Bone Scaffold product

•	Full commercial release of Alphagraft® posterior lumbar implants and instrumentation

•	Expanded European commercial adoption of OsseoFixTM Fracture Reduction System

•	More than 50 patients, which represented more than 80 levels were treated in Europe in the first quarter for vertebral compression fractures using OsseoFix

•	Executed new distribution agreements in Belgium, Denmark, Germany, Italy, The Netherlands, Austria and Spain

“Today we proudly announced our seventh consecutive quarter of record revenues and continued strong year-over-year growth. Despite economic uncertainty we continue to expand both our revenue base and market share through the strength of our core spinal product offerings and improving distribution network,” stated Dirk Kuyper, Alphatec’s President and Chief Executive Officer. Mr. Kuyper continued, “We are particularly pleased with our ability to demonstrate operating leverage, as evidenced by positive adjusted EBITDA reported in the first quarter of 2009, while continuing to invest in a robust product development pipeline. Lastly, I am pleased to see both our international market segments perform well as we experience expanded adoption of our product portfolio in both Asia and Europe.”

First Quarter 2009 Financial Results

Consolidated revenues for the first quarter 2009 were $30.6 million, an increase of 32.0% from the $23.2 million reported for the first quarter 2008 and an increase of 7.6% over fourth quarter 2008. US revenues for the first quarter 2009 were $23.8 million, an increase of 27.7% from the $18.6 million reported for the first quarter of 2008 and an increase of 8.3% over fourth quarter 2008. Asia revenues for the first quarter 2009 were $5.8 million, an increase of 28.1% from the $4.6 million reported for the first quarter 2008. European revenues for the first quarter 2009 were $1.0 million. There were no European revenues for the first quarter 2008.

Consolidated gross profit for the first quarter 2009 was $19.8 million, an increase of $4.5 million over first quarter 2008 of $15.3 million. First quarter 2009 gross margin of 64.6% improved over the 59.2% gross margin reported in the fourth quarter of 2008, and was lower than first quarter 2008 gross margin of 66.0%. The decrease in gross margin was primarily due to affect of certain royalty expenses that we did not have in the first quarter of 2008 and higher depreciation expenses on our growing installed surgical instrument base, partially offset by improved manufacturing efficiencies. First quarter 2009 gross margin of 70.8% for the US was improved over fourth quarter 2008 US gross margin of 63.7%, and was lower than first quarter 2008 US gross margin of 73.2%.

Total operating expenses for the first quarter 2009 were $22.9 million, a decrease of $8.3 million compared to first quarter 2008 of $31.2 million. The decrease was primarily due to $11.0 million in litigation settlement expense incurred in first quarter 2008 partially offset by increased sales and marketing expenses in the first quarter of 2009.

Research and development expenses for the first quarter 2009 were $2.9 million, a decrease of $0.3 million compared to the first quarter 2008 of $3.2 million. The decrease in expenses was primarily due to in-house consolidation of previously out-sourced prototyping and other development activities.

Sales and marketing expenses for the first quarter 2009 were $12.8 million, an increase of $2.7 million compared to the first quarter 2008 of $10.1 million. The increase was primarily due to an increase in sales commission expenses related to increased US sales volume and increased sales expenses in Asia.

General and administrative expenses for the first quarter 2009 were $6.0 million, an increase of $0.4 million, compared to the first quarter 2008 of $5.6 million. The increase was primarily due to increased legal fees and expenses related to maintaining and expanding our patent portfolio.

Net loss for the first quarter 2009 was $4.4 million, or ($0.09) per share (basic and diluted), compared with a net loss of $15.8 million, or ($0.34) per share (basic and diluted) for the first quarter 2008.

Adjusted EBITDA of $1.4 million was reported for the first quarter 2009 compared to negative ($0.8) million for the first quarter 2008.

The Company announced an increase in 2009 revenue guidance to $125 million to $128 million from previous 2009 revenue guidance of $123 million to $125 million. The Company also announced it was raising 2009 adjusted EBITDA guidance to a range of $12.5 million to $14.5 million from previous guidance of $12 million to $14 million; and re-affirmed its 2009 EPS guidance of EPS positive by the third quarter of 2009.

Conference Call

Alphatec Spine will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. To participate in the conference call, please visit the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The dial-in numbers are (877) 681-3370 for domestic callers and (719) 325-4864 for international. A live webcast of the conference call will be available online from the investor relations section of the Alphatec website at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec Spine’s website, for at least 30 days.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its spine products in Europe. In Asia, the Company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Also visit the Aging Spine Center, www.agingspinecenter.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. The Company is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website enables patients to review pertinent information about disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information on the website includes published abstracts regarding the aging spine.

Non-GAAP Information for Adjusted EBITDA

Adjusted EBITDA included in this press release is a non-GAAP (generally accepted accounting principles) financial measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation costs, and other non-recurring income of expense items, such as in-process research and development expenses. Adjusted EBITDA, as defined above, may not be similar to adjusted EBITDA measures used by other companies and is not a measurement under GAAP.

Though management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because excluded items often have a material effect on the Company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management uses adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the Company’s financial results.

2009 Annual Meeting of Stockholders

The 2009 Annual Meeting of Stockholders of Alphatec Holdings, Inc. (the “2009 Annual Meeting”) has been scheduled for June 9, 2009 in New York, New York. Because the expected date of the 2009 Annual Meeting represents a change of more than 30 days from the anniversary of Alphatec’s 2008 Annual Meeting of Stockholders, in accordance with its Restated Bylaws, for timely notice of any nominations or other business to be properly brought before the annual meeting by a stockholder, such notice must be received by the Corporate Secretary at Alphatec’s principal executive office at 5818 El Camino Real, Carlsbad, CA 92008 no later than on the 10th day following the date hereof. This deadline will also apply in determining whether notice is timely for purposes of exercising discretionary voting authority with respect to proxies for purposes of Rule 14a-4 under the Securities Exchange Act of 1934.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its 2009 revenue and earnings projections, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, including the successful global launch of those products that are intended to treat disorders prevalent in aging patients, failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, failure to obtain FDA clearance or approval for new products, or unexpected or prolonged delays in the process, Alphatec Spine’s ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement and acceptable collections from hospitals for procedures performed using Alphatec Spine’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine’s ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts - unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues	$30,610	$23,197
Cost of revenues	10,830	7,887

Gross profit	19,780	15,310
Operating expenses:
Research and development	2,867	3,204
In-process research and development	1,290	1,300
Sales and marketing	12,784	10,103
General and administrative	5,963	5,564
Litigation settlement	—	11,000

Total operating expenses	22,904	31,171

Operating loss	(3,124)	(15,861)
Interest and other income (expense), net	(1,143)	174

Loss before tax provision	(4,267)	(15,687)
Income taxes	116	92

Net loss	$(4,383)	$(15,779)

Net loss per common share - basic and diluted	$(0.09)	$(0.34)
Weighted-average shares - basic and diluted	46,503	46,001

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands - unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$10,087	$18,315
Accounts receivable, net	23,812	18,759
Inventories, net	26,952	24,170
Prepaid expenses and other current assets	4,418	3,847
Deferred income tax assets	411	418

Total current assets	65,680	65,509
Property and equipment, net	27,170	23,093
Goodwill	60,068	60,124
Intangibles, net	3,475	4,280
Other assets	1,840	2,542

Total assets	$158,233	$155,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,965	$10,504
Accrued expenses	18,287	16,739
Deferred revenue	2,501	1,858
Current portion of long-term debt	3,037	2,109

Total current liabilities	37,790	31,210
Total other long term liabilities	29,308	29,264
Redeemable preferred stock	23,605	23,605
Total stockholders’ equity	67,530	71,469

Total liabilities and stockholders’ equity	$158,233	$155,548

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands - unaudited)

	Three Months Ended March 31,
	2009	2008
Operating loss, as reported	$(3,124)	$(15,861)
Add back:
Depreciation	1,822	1,020
Amortization of intangibles	779	1,015

Total EBITDA	(523)	(13,826)
Add back significant items:
Stock-based compensation	634	769
In-process research and development	1,290	1,300
Litigation Settlement	—	11,000

EBITDA, as adjusted for significant items	$1,401	$(757)

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except gross profit margin percentages - unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues by geographic segment
U.S.	$23,813	$18,647
Asia	5,830	4,550
Europe	967	—

Total revenues	$30,610	$23,197

Gross profit by geographic segment
U.S.	$16,863	$13,653
Asia	2,525	1,657
Europe	392	—

Total gross profit	$19,780	$15,310

Gross profit margin by geographic segment
U.S.	70.8%	73.2%
Asia	43.3%	36.4%
Europe	40.5%	—

Total gross profit margin	64.6%	66.0%